Exhibit 99.1

Laird Superfood Names Andrew Judd as Chief Commercial Officer

SISTERS, Oregon – April 4, 2022 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood”, the “Company”, “we” and “our”), today announced the appointment of Andrew Judd as Chief Commercial Officer.

CCO Appointment

Andrew Judd has been appointed Chief Commercial Officer and will be responsible for the commercial strategy and the development of LSF. Mr. Judd will oversee marketing, sales, product development, and customer experience to drive business growth and aggressively expand market share. Mr. Judd is an experienced marketing leader focused on building exceptional teams and go-to-market models that build brands and businesses. He has led teams across brand marketing, insights, and creative services from large strategic CPG enterprises to emerging high-growth brands. Most recently, he was CMO of Yasso. Before that he served as CMO of ONE Brands and VP Marketing for the Boulder Brands business unit of Pinnacle Foods. Previous roles included leading the management of the So Delicious brand at WhiteWave, Category Director for ice cream, iced coffee, blended beverages and value-added milk portfolio at Saputo Dairy Foods, and various roles at Campbell Soup Company.

“We are delighted to have Andy join the Laird Superfood team.” said Jason Vieth, CEO. “As our Chief Commercial Officer, Andy will have leadership over our business from consumer insights to retail execution across all channels, which will allow us to focus our investment against our highest priority commercial opportunities. Andy has a long history of successful, best-in-class marketing and brand building within the Natural Foods industry, and I look forward to working closely with him across our product and customer portfolios.”

“Laird Superfood has tremendous growth potential to leverage with the opportunity to help consumers make everyday occasions even better through a great portfolio of coffee, creamers, nutritional beverages, and snacks that taste amazing,” said Mr. Judd. “I joined LSF because I know there is a disruptive movement happening where consumers are reevaluating each product in their health and wellness journey and on each shopping occasion. LSF is uniquely positioned to serve them in this intersection across all channels whether it’s brick-and-mortar, omnichannel platforms, or e-commerce.”

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested, and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.